Exhibit 99.5

InPlay Technologies

Proforma Unaudited Condensed Consolidated Statement of Operations
For the Six Months Ended June 30, 2005

	InPlay	FinePoint		Pro Forma		Pro Forma
	Technologies	Innovations	(1)	Adjustments		Consolidated
NET REVENUE	$2,443,193	$230,592				$2,673,785

COST OF GOODS SOLD	108,854	35,263				144,117

GROSS PROFIT	2,334,339	195,329				2,529,668

OPERATING EXPENSES;
Selling general and administrative	1,165,915	283,784		$31,021	(2)	1,480,720
Research, development and commerical applicaton engineering	235,770	264,796		(3,758)	(3)	496,808

Total operating expenses	1,401,685	548,580		27,263		1,977,528

LOSS FROM OPERATIONS	932,654	(353,251)		(27,263)		552,140

INTEREST AND OTHER (EXPENSE) INCOME:	27,764	(22,693)		(2,436) (4)		(6,363)

NET INCOME( LOSS)	$960,418	$(375,944)		$(29,699)		$545,777

NET INCOME PER COMMON SHARE, BASIC AND DILUTED	$0.10					$0.05

WEIGHTED AVERAGE SHARES OUTSTANDING,
BASIC	9,614,673			567,111	(5)	10,181,784

DILUTED	9,665,367			567,111		10,232,478

(1) Reflects the historical statement of operations data for FinePoint for the six months ended June 30, 2005.
(2) Primarily reflects additional amortization of intangibles resulting from the acquisition of FinePoint Innovations, Inc.
(3) Reflects the reduction in depreciation expense due to the reduction to fair market value of property and equipment acquired related to research and development.
(4) Reflects the elimination of interest expense on FinePoint debt that was settled upon the acquisition of FinePoint and the elimination of interest income on the $566,855 of cash that was paid to acquire FinePoint.
(5) Reflects the issuance of 567,611 shares of common stock in connection with the acquisition of FinePoint.